Exhibit 1

LIMITED POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that Michael S. Dell hereby constitutes and appoints each of Robert Potts and James Williamson, signing singly, as his true and lawful attorney-in-fact and agent, with full power and authority and full power of substitution and revocation, for, in the name of, and on behalf of Michael S. Dell, in any and all capacities, to:

1)

execute any and all filings with respect to JFrog Ltd. required by Michael S. Dell under Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended (the “Act”) (or any similar rule with respect to foreign securities exchanges), or any rule or regulation thereunder (including any amendment, supplement and/or exhibit thereto), for, in the name of, and on behalf of Michael S. Dell;

2)

do and perform any and all acts for, in the name of, and on behalf of Michael S. Dell which such attorney-in-fact and agent determines may be necessary or appropriate to complete and execute any and all such filings, amendments, supplements and/or exhibits, and any and all other document(s) in connection therewith;

3)

file such reports, filings, amendments, supplements, exhibits, and/or documents with any governmental office or agency, whether United States, foreign, state or local government (including, without limitation, the U.S. Securities and Exchange Commission (the “SEC”) and state securities administrators or commissions), or any securities exchange or securities quotation system (including, without limitation, The Nasdaq Stock Exchange LLC), as may be required under applicable laws or rules and regulations of any securities exchange or securities quotation system; and

4)

perform any and all other acts that such attorney-in-fact and agent determines may be necessary or appropriate in connection with the foregoing that may be in the best interest of or legally required by Michael S. Dell, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as Michael S. Dell might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or such attorney-in-fact and agent’s substitute or substitutes, shall do or cause to be done by virtue hereof.

Michael S. Dell hereby acknowledges that each such attorney-in-fact and agent is serving in such capacity at the request of Michael S. Dell and is not assuming any of Michael S. Dell’s responsibilities to comply with Section 13 or Section 16 of the Act and the rules and regulations promulgated thereunder. The authority of each of the foregoing attorneys-in-fact and agents under this Power of Attorney shall continue until Michael S. Dell is no longer required to file beneficial ownership reports or statements with regard to his ownership of or transactions in securities of JFrog Ltd., unless earlier revoked in writing.

IN WITNESS WHEREOF, Michael S. Dell has caused this Power of Attorney to be executed and effective as of the date set forth below.

Date: February 8, 2021

MICHAEL S. DELL

/s/ Michael S. Dell
Name: Michael S. Dell